Exhibit 4.19
SUBSCRIPTION AGREEMENT
between
RANDFONTEIN ESTATES LIMITED
HARMONY GOLD MINING COMPANY LIMITED
EVANDER GOLD MINES LIMITED
ARMGOLD/HARMONY FREEGOLD JOINT VENTURE COMPANY (PROPRIETARY) LIMITED
AVGOLD LIMITED
ARMGOLD HARMONY JOINT INVESTMENT COMPANY (PROPRIETARY) LIMITED
and
FIRSTRAND BANK LIMITED
(acting through its Rand Merchant Bank division)

TABLE OF CONTENTS

1	INTERPRETATION	1

2	INTRODUCTION	16

3	SUSPENSIVE CONDITIONS	16

4	SUBSCRIPTION, ALLOTMENT AND ISSUE OF PREFERENCE SHARES	18

5	PURPOSE	19

6	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS	19

7	POSITIVE AND NEGATIVE UNDERTAKINGS	26

8	REPORTING UNDERTAKINGS	31

9	UNDERTAKINGS BY AHJIC	32

10	PUT OPTION	33

11	GUARANTEES	36

12	RIGHT OF FIRST REFUSAL	40

13	GENERAL PROVISIONS APPLICABLE TO PAYMENTS	40

14	INDEMNITY	41

15	CERTIFICATE	41

16	CESSION	42

17	DOMICILIUM AND NOTICES	43

18	CONFIDENTIALITY	44

19	SEVERABILITY	46

20	INDEPENDENT ADVICE	46

21	GOVERNING LAW AND JURISDICTION	46

22	GENERAL	47

23	COSTS AND FEES	48
i

ANNEXURES
ANNEXURE A — RESOLUTION OF BOARD OF DIRECTORS OF ARMGOLD HARMONY JOINT INVESTMENT COMPANY (PROPRIETARY) LIMITED
ANNEXURE B — RESOLUTION OF BOARD OF DIRECTORS OF ARMGOLD/HARMONY FREEGOLD JOINT VENTURE COMPANY (PROPRIETARY) LIMITED
ANNEXURE C — RESOLUTION OF BOARD OF DIRECTORS OF AVGOLD LIMITED
ANNEXURE D — RESOLUTION OF BOARD OF DIRECTORS OF RANDFONTEIN ESTATES LIMITED
ANNEXURE E — RESOLUTION OF BOARD OF DIRECTORS OF EVANDER GOLD MINES LIMITED
ANNEXURE F  — RESOLUTION OF BOARD OF DIRECTORS OF HARMONY GOLD MINING COMPANY LIMITED
ANNEXURE G — RIGHTS, PRIVILEGES AND CONDITIONS ATTACHING TO PREFERENCE SHARES
ANNEXURE H — SUSPENSIVE CONDITIONS
ANNEXURE I — FORM OF CESSION IN SECURITATEM DEBITI
ANNEXURE J — FORM OF ASSIGNMENT SCHEDULE
ii

SUBSCRIPTION AGREEMENT
between
RANDFONTEIN ESTATES LIMITED
HARMONY GOLD MINING COMPANY LIMITED
EVANDER GOLD MINES LIMITED
ARMGOLD/HARMONY FREEGOLD JOINT VENTURE COMPANY (PROPRIETARY) LIMITED
AVGOLD LIMITED
ARMGOLD HARMONY JOINT INVESTMENT COMPANY (PROPRIETARY) LIMITED
and
FIRSTRAND BANK LIMITED
(acting through its Rand Merchant Bank division)
1	INTERPRETATION

In this Agreement, clause headings are for convenience and shall not be used in its interpretation and, unless the context clearly indicates a contrary intention, -
1.1	an expression which denotes -
1.1.1	any gender includes the other genders;

1.1.2	a natural person includes an artificial or juristic person and vice versa;

1.1.3	the singular includes the plural and vice versa;
1.2	the following expressions shall bear the meanings assigned to them below and cognate expressions shall bear corresponding meanings -

1.2.1	“Act” – the Companies Act, 61 of 1973;

1.2.2	“ARMGold” – African Rainbow Minerals Gold Limited (registration number 1997/015869/06), a public company with limited liability duly incorporated in the RSA;

1.2.3	“Agreement” – the subscription agreement as set out herein, together with all annexures hereto;

1.2.4	“AHJIC” – ARMGold Harmony Joint Investment Company (Proprietary) Limited (registration number 2002/032163/07), a private company with limited liability duly incorporated in the RSA, herein represented by N Qangule, she being duly authorised thereto under and by virtue of a resolution of the board of directors of AHJIC, a copy of which is annexed hereto as Annexure A;

1.2.5	“Applicable Law” – any and all statutes and subordinate legislation, common law, regulations, ordinances and by-laws, directives, codes of practice, circulars, guidance notices, judgments and decisions of any competent authority, court, governmental, inter-governmental or supra national body, agency, department or regulatory, self-regulatory or other authority or organisation and other similar provisions from time to time, compliance with which is mandatory;

1.2.6	“ARMGold/Harmony JV” – ARMGold/Harmony Freegold Joint Venture Company (Proprietary) Limited (registration number 2001/029602/07), a private company with limited liability duly incorporated in the RSA, herein represented by N Qangule, she being duly authorised thereto under and by virtue of a resolution of the board of directors of ARMGold / Harmony JV, a copy of which is annexed hereto as Annexure B;

1.2.7	“Asset” of or in relation to any person – includes any and all present and future properties, revenues and rights of every description;

1.2.8	“Avgold” – Avgold Limited (registration number 1990/007025/06), a public company with limited liability duly incorporated in the RSA, herein represented by N Qangule, she being duly authorised thereto under and by virtue of a resolution of the board of directors of Avgold, a copy of which is annexed hereto as Annexure C;

1.2.9	“Bridge Loan Agreement” – the written loan agreement concluded between the Company, the Subscriber, Harmony, Evander, ARMGold, ARMGold/Harmony JV, AHJIC and Avgold, in terms of which the Subscriber lent and advanced to Harmony an amount of ZAR1 000 000 000, dated 11 March 2006;

1.2.10	“Business Day” – each calendar day other than Saturdays, Sundays and official public holidays in the RSA;

1.2.11	“Cession in Securitatem Debiti Agreement” – the written cession in securitatem debiti and pledge agreement concluded between the Subscriber and AHJIC on the Signature Date, in terms of which AHJIC pledges and cedes in security all of its right, title and interest in and to the Gold Fields Shares to the Subscriber;

1.2.12	“Company” – Randfontein Estates Limited (registration number 1889/000251/06), a public company duly incorporated in the RSA, herein represented by N Qangule, she being duly authorised thereto under and by virtue of a resolution of the board of directors of the Company, a copy of which is annexed hereto as Annexure D;

1.2.13	“Distribution” made by any person – any dividend or capital distribution (in whatsoever form and including share buy-backs) made to or for the account of the members or shareholders of or holders of beneficial interests in that person;

1.2.14	“EBITDA” – means operating income before interest, Tax, depreciation and amortisation of any intangibles;

1.2.15	“Encumbrance” – any -
1.2.15.1	mortgage, pledge, lien, assignment, cession conferring security, hypothecation, security interest, preferential right, trust arrangement or any other encumbrance securing any obligation of any person;

1.2.15.2	agreement, arrangement or transaction under or pursuant to which a security interest is created and/or security is granted over any Asset and/or any money or claims to, or for the benefit of, a bank or other account may be applied, set-off or made subject to a combination of accounts so as to effect a full or partial discharge of any sum owned or payable to any person; or

1.2.15.3	other type of preferential agreement, arrangement or transaction (including any title transfer and retention arrangement), the effect of which is the creation of a security interest;
1.2.16	“Equity Instrument” – includes any ordinary share, non-redeemable preference share, deferred share or other similar equity instrument, and any instrument which is or becomes convertible into an ordinary share, a non-redeemable preference share, a deferred share or other similar equity instrument;

1.2.17	“Evander” – Evander Gold Mines Limited (registration number 1963/006226/06), a public company with limited liability duly incorporated in the RSA, herein represented by N Qangule, she being duly authorised thereto under and by virtue of a resolution of the board of directors of Evander, a copy of which is annexed hereto as Annexure E;

1.2.18	“Financial Statements” in respect of any person or entity - collectively, the annual financial statements (audited in the case of Harmony) and the semi-annual and quarterly accounts and reports of that person or entity, including the notes (if any) thereto;

1.2.19	“Financial Year” – the financial year of Harmony and the Company, being a period of twelve months ending on 30 June in each year, or such other period coinciding with the annual financial reporting period of Harmony and the Company as the Subscriber may approve in writing;

1.2.20	“Financing Agreements” – collectively –
1.2.20.1	this Agreement;

1.2.20.2	the Preference Share Terms;

1.2.20.3	the Security Documents;

1.2.20.4	any other agreement or document that may be designated as being a “Financing Agreement” by the Parties in writing from time to time, and “Financing Agreement” shall mean any one of them individually, as the context may indicate;

1.2.21	“FRB” – FirstRand Bank Limited (registration number 1929/001225/06), a public company with limited liability duly incorporated in the RSA and registered as a bank in accordance with the laws of the RSA;

1.2.22	“Gold Fields” – Gold Fields Limited (registration number 1968/004880/06), a public company with limited liability duly incorporated in the RSA;

1.2.23	“Gold Fields Shares” – so many ordinary shares with a par value of ZAR0,50 each in the share capital of Gold Fields held by AHJIC, the value of which (if calculated using the 5 Day VWAP up to and including the date that falls four Business Days prior to the Subscription Date) is not less than 1.5 times the Subscription Price, as consolidated or subdivided from time to time and including any additional shares in the share capital of Gold Fields acquired by AHJIC as a result of the holding of such shares;

1.2.24	“Group” - collectively, Harmony and its subsidiaries;

1.2.25	“Guarantees” – the guarantees given in favour of the Subscriber in terms of 11;

1.2.26	“Harmony” – Harmony Gold Mining Company Limited (registration number 1950/038232/06), a public company with limited liability duly incorporated in the RSA, herein represented by N Qangule, she being duly authorised thereto under and by virtue of a resolution of the board of directors of Harmony, a copy of which is annexed hereto as Annexure F;

1.2.27	“IFRS” – International Financial Reporting Standards as applicable from time to time;

1.2.28	“Indebtedness” – any obligation for the payment or repayment of money, whether as principal, surety, guarantor or otherwise, and whether present or future, actual or contingent, including any Indebtedness arising from or pursuant to any redeemable preference share;

1.2.29	“Material Adverse Event” – any event, matter or circumstance, or combination of events, matters or circumstances, which has or is likely to have a material adverse effect on -
1.2.29.1	any of the financial condition (including Assets, revenues, liabilities, prospects and results of operations) or affairs of the Company and/or any Relevant Person;

1.2.29.2	the ability of the Company and/or any Relevant Person to perform in a timely manner all or any of its obligations (including its payment obligations) under and in terms of any Financing Agreements to which it is a party; or

1.2.29.3	the validity or effectiveness or priority of any security granted in terms of any of the Security Documents;

1.2.30	“Outstanding Balance” – the “Outstanding Balance” as defined in the Bridge Loan Agreement;

1.2.31	“Parties” – the Company, Harmony, the other Relevant Persons, the Subscriber and any other person that is or becomes a party to this Agreement from time to time, and “Party” shall mean any of them individually, as the context may indicate;

1.2.32	“Permitted Encumbrance” – any Encumbrance -
1.2.32.1	created by the RMB Equity Performance Swap or any of the Security Documents;

1.2.32.2	created with the prior written consent of the Subscriber;

1.2.32.3	already existing as at the Signature Date and separately disclosed by Harmony to the Subscriber, in writing, prior to the Signature Date;

1.2.32.4	created in the ordinary course of trading activities as a term of supply of goods or services in terms of the relevant supplier’s standard or usual terms and conditions of sale or supply over such goods and services;

1.2.32.5	created as a result of any cash management arrangement entered into in the normal course of banking arrangements for the purpose of netting debit and credit balances, provided that the effect of any security or other documentation necessary to facilitate such cash management arrangement shall be limited to such particular cash management arrangement only and shall not have any wider ambit of application;

1.2.32.6	arising by the operation of Applicable Law;

1.2.32.7	arising as a result of any subordination by the Company and/or any Relevant Person of inter-Group loans not exceeding ZAR250 000;

1.2.32.8	created in favour of the Company or any Relevant Person;

1.2.32.9	arising as a result of deposits made to secure the performance of tenders, bids or trade or government contracts, to secure leases, statutory or regulatory obligations, surety or appeal bonds, performance or other obligations of a like nature incurred in the ordinary course of business, but not in aggregate exceeding ZAR10 000 000;

1.2.32.10	created as a result of zoning restrictions, licences, reservations, title defects, rights of others for rights of way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects incurred in the ordinary course of business;

1.2.32.11	created as a result of security given for costs in respect of any legal proceeding concerning the Group;

1.2.32.12	created as a result of any extension, renewal or replacement, in whole or in part of any Encumbrance permitted in terms of this 1.2.32, provided the value of such Encumbrance does not exceed the existing value of the Encumbrance permitted pursuant to this 1.2.32 and is not granted on terms which are more onerous to the Company or the Relevant Person (as the case may be);

1.2.32.13	arising from any right of refusal, right of first offer, option or other agreement to sell or otherwise dispose of an Asset, provided such right of first refusal, right of first offer, option or other agreement to sell or otherwise dispose is for a consideration greater than or equal to the market value of such Asset;

1.2.32.14	created over any Asset or property acquired after the Signature Date to secure Indebtedness incurred for the purpose of financing the purchase of such Asset or property, provided that the recourse of the Subscriber or financier is limited to the Indebtedness incurred to acquire such Asset or property as aforesaid;

1.2.32.15	created from an escrow agreement entered into or in connection with the disposition of Assets, provided that the value of such Encumbrance shall not exceed the value of the Asset so disposed of; or

1.2.32.16	arising as a result of any landlord hypothec;

1.2.33	“Permitted Indebtedness” - any Indebtedness -
1.2.33.1	arising under the RMB Equity Performance Swap;

1.2.33.2	arising under the 4,875% convertible bonds due 21 June 2009 of Harmony and still in issue on the Signature Date and any extension of the maturity of such bonds;

1.2.33.3	arising under any of the Financing Agreements;

1.2.33.4	arising or incurred with the prior written consent of the Subscriber;

1.2.33.5	arising under relationships with trade creditors incurred in the ordinary course of business which are not overdue on customary trade terms;

1.2.33.6	existing as at the Signature Date and separately disclosed by Harmony to the Subscriber, in writing, prior to the Signature Date;

1.2.33.7	in relation to any Relevant Person which is not a Relevant Person on the Signature Date, existing as at the date on which such person becomes a Relevant Person;

1.2.33.8	arising under the vehicle and equipment financing arrangements for the Hidden Valley project situated in Papau New Guinea, to be embarked upon by the Group, but then only in an amount not exceeding US$45 000 000;

1.2.33.9	arising under any non-recourse (save as permitted in 1.2.33.10) financing arrangements for the Hidden Valley project situated in Papau New Guinea, to be embarked upon by the Group, but only if the person or entity making that Indebtedness available has no recourse to any member of the Group other than such Australian subsidiary;

1.2.33.10	arising from any guarantee provided by Harmony or any other Relevant Person in respect of any financing referred to in 1.2.33.8 and/or 1.2.33.9, but then only if such financing qualifies as a Permitted Indebtedness in terms of 1.2.33.8 and/or 1.2.33.9 and only in an amount not exceeding US$25 000 000 in the aggregate;

1.2.33.11	arising from agreements providing for guarantees, indemnities or obligations in respect of earn-outs or other purchase price adjustments in connection with the acquisition or disposition of Assets but then only in an aggregate amount not exceeding ZAR50 000 000;

1.2.33.12	arising in respect of a Permitted Encumbrance;

1.2.33.13	of any Relevant Person to the Company or of the Company to any Relevant Person or of any Relevant Person to another Relevant Person (as the case may be);

1.2.33.14	in order to redeem, in accordance with the provisions of the Financing Agreements, all of the Preference Shares in issue and to pay in full, in accordance with the provisions of the Financing Agreements, all amounts outstanding under the Financing Agreements, provided that such Indebtedness does not subsist for a period of longer than two days prior to such redemption and payment;

1.2.33.15	arising as a result of any Indebtedness incurred in exchange for, or the net proceeds of which will be used to refund, replace or refinance any other Permitted Indebtedness, provided that such Indebtedness is not in an amount greater than the existing Permitted Indebtedness and is not on terms and conditions more onerous to the Company or the Relevant Person (as the case may be);

1.2.33.16	incurred under currency or interest rate hedging agreements, provided that the notional underlying amount of such hedging agreements does not, in aggregate, exceed ZAR270 000 000;

1.2.33.17	incurred under electronic settlement facilities (clearing effects);

1.2.33.18	incurred in the ordinary course of business and discharged within thirty days of it first arising; or

1.2.33.19	which does not fall within the preceding provisions of this 1.2.33, but does not in aggregate exceed ZAR50 000 000;
1.2.34	“Preference Share” – a cumulative, floating rate, redeemable preference share with a par value of ZAR0,01 in the share capital of the Company, having the rights, privileges and conditions described in Annexure G hereto;

1.2.35	“Preference Share Terms” – the rights, privileges and conditions attaching to the Preference Shares described in Annexure G hereto;

1.2.36	“Prime Rate” – the publicly quoted prime rate of interest (percent, per annum, compounded monthly in arrears and calculated on a 365 day year irrespective of whether or not the year is a leap year) as published by First National Bank, a division of FRB (or its successor) as being its prime rate from time to time, as certified by any manager of such bank whose authority, appointment and designation need not be proved;

1.2.37	“Put Option” – the put option granted by AHJIC to the Subscriber in terms of 10.1;

1.2.38	“Rand”, “R” or “ZAR” – Rand, the lawful currency of the RSA;

1.2.39	“Redemption Amount”- the “Redemption Amount” as defined in the Preference Share Terms;

1.2.40	“Relevant Persons” – individually and/or collectively as the context may require, each of –
1.2.40.1	Harmony;

1.2.40.2	Evander;

1.2.40.3	ARMGold, but only until such time as all of the shares in the issued share capital of ARMGold or all of the Assets of ARMGold are disposed of;

1.2.40.4	ARMGold/Harmony JV;

1.2.40.5	AHJIC;

1.2.40.6	Avgold;

1.2.40.7	any other present or future subsidiary of Harmony that has an EBITDA representing 10% or more of Harmony’s consolidated EBITDA or that has gross assets reflected in the balance sheet, net assets reflected in the balance sheet or turnover (excluding intra-Group items) representing 5% or more of Harmony’s consolidated gross assets reflected in the balance sheet, net assets reflected in the balance sheet or turnover (as the case may be), but excluding as at the Signature Date subsidiaries of Harmony incorporated in Australia even though such entities may qualify as a Relevant Person on the Signature Date without prejudice to the Subscriber’s rights to later, on reasonable written notice to Harmony, include such persons as Relevant Persons and to require any or all of them, subject to such Relevant Persons having obtained or acquired all necessary regulatory approvals (which they shall be obliged to use their reasonable commercial endeavours to obtain as soon as possible) to bind themselves as guarantors in terms of a Guarantee, mutatis mutandis, on the same terms and conditions as the other Relevant Persons;
1.2.41	“RMB Equity Performance Swap” - each and every transaction concluded or to be concluded between the Subscriber and AHJIC pursuant to the ISDA Master Agreement, the ISDA Schedule and the REPS Master Agreement concluded by them on or about the Signature Date;

1.2.42	“RSA” - the Republic of South Africa;

1.2.43	“Security Documents” – any and all agreements, arrangements and/or documents of whatsoever nature in terms of which any obligation or liability of the Company in respect of this Agreement and/or the Preference Shares is directly or indirectly secured, including –
1.2.43.1	the Cession in Securitatem Debiti Agreement; and

1.2.43.2	any other agreement or document that may be designated as being a “Security Document” by the Parties in writing from time to time, and “Security Document” shall mean any one of them individually, as the context may indicate;

1.2.44	“Share Cover” – at any point in time, the ratio (expressed as a decimal fraction) between (i) the aggregate value of the Gold Fields Shares calculated using the 5 Day VWAP as at such point in time to (ii) the aggregate Redemption Amount that would be payable if all the Preference Shares were to be redeemed at such point in time;

1.2.45	“Signature Date” – the date that this Agreement is signed by the Party signing last in time;

1.2.46	“STC” – secondary tax on companies levied in terms of the Income Tax Act, 58 of 1962;

1.2.47	“Subscriber” – FRB, acting through its Rand Merchant Bank division, whose signatories to this Agreement are duly authorised thereto, or its nominee;

1.2.48	“Subscription Date” – the second Business Day after the date on which all the Suspensive Conditions have been fulfilled or waived as notified in terms of 3.6;

1.2.49	“Subscription Price”- an aggregate amount of ZAR550 000 000, being an amount of approximately ZAR10 in respect of each of the Subscription Shares;

1.2.50	“Subscription Shares” – the 55 000 000 Preference Shares to be subscribed for by the Subscriber in terms of this Agreement;

1.2.51	“Suspensive Conditions” – the suspensive conditions referred to in 3;

1.2.52	“Tax” – any tax, levy, impost, duty, fee or other charge or withholding of whatsoever nature, including any penalty and/or interest payable in connection with any failure to pay or any delay in paying any of the same;

1.2.53	“Trigger Event” – if measured at any point in time -
1.2.53.1	before 1 March 2008, the Share Cover being less than 1.25 times; or

1.2.53.2	on or after 1 March 2008, the Share Cover being less than 2.0 times;
1.2.54	“US$” - United States Dollars, the lawful currency of the United States of America;

1.2.55	“5 Day VWAP” – the volume weighted average price per share at which ordinary par value shares in Gold Fields traded on the JSE Limited over the five trading day period during which they actually traded preceding any date on which same is to be measured, provided that for the purposes of determining such volume weighted average price, transactions, regardless of where they are settled, which were not concluded on the open market, but were rather concluded pursuant to a direct understanding or arrangement between the seller and the purchaser, shall not be taken into account;
1.3	any reference to any statute, regulation or other legislation shall be a reference to that statute, regulation or other legislation as at the Signature Date, and as amended or substituted from time to time;

1.4	any reference to any agreement, deed, bond or other document shall include a reference to all annexures, appendices, schedules and other attachments thereto and shall be a reference to that agreement, deed, bond or other document (including such annexures, appendices, schedules and other attachments thereto) as amended, novated and/or replaced from time to time;

1.5	any reference to “subsidiary”, “subsidiary company”, “subsidiaries” or “holding company” shall be given the meaning which would be ascribed thereto in accordance with the provisions of the Act;

1.6	if any provision in a definition is a substantive provision conferring a right or imposing an obligation on any Party then, notwithstanding that it is only in a definition, effect shall be given to that provision as if it were a substantive provision in the body of this Agreement;

1.7	where any term is defined within a particular clause other than this 1, that term shall bear the meaning ascribed to it in that clause wherever it is used in this Agreement;

1.8	where any period or number of days is to be calculated, such period or number shall be calculated as including the first day and excluding the last day. If the last day of such period or number so calculated falls on a day which is not a Business Day, the last day shall be deemed to be the immediately preceding day which is a Business Day;

1.9	where any day for the performance of any obligation and/or the payment of any amount in terms of this Agreement falls on a day other than a Business Day, such obligation shall be performed and/or such amount shall be paid on the immediately preceding day which is a Business Day;

1.10	any reference to days (other than a reference to Business Days), months or years shall be a reference to calendar days, months or years, as the case may be;

1.11	any term which refers to a South African legal concept or process (for example, without limiting the aforegoing, winding-up or curatorship) shall be deemed to include a reference to the equivalent or analogous concept or process in any other jurisdiction in which this Agreement may apply or to the laws of which a Party may be or become subject;

1.12	the use of the word “including”, “include” and “includes” followed by a specific example/s shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s; and

1.13	the word “disposed” shall mean any form of alienation of any property or Assets and any agreement for such form of alienation of property or Assets and shall include a sale, donation, pledge, cession, assignment or licence, and the words “dispose”, “disposition” and “disposal” shall be construed in a like manner, provided that the payment of money shall not constitute a disposal.
The terms of this Agreement having been negotiated, the contra proferentem rule shall not be applied in the interpretation of this Agreement.

2	INTRODUCTION
2.1	The Company wishes to raise capital in order to finance the partial repayment of the Outstanding Balance payable by Harmony in terms of the Bridge Loan Agreement.

2.2	The Subscriber is willing to provide capital to the Company by subscribing for the Subscription Shares, and the Company is willing to allot and issue the Subscription Shares to the Subscriber, all subject to the terms and conditions set out in this Agreement.

2.3	AHJIC is willing to grant a put option in respect of the Preference Shares on the basis set out in this Agreement.

2.4	The Relevant Persons are willing to provide certain guarantees on the basis set out in this Agreement.
3	SUSPENSIVE CONDITIONS
3.1	This whole Agreement (other than 1, this 3 and 15 to 23 (both clauses included), by which the Parties shall be bound as from the Signature Date) is subject to the fulfilment, on or before 5 April 2007 (or such later date as the

Parties may agree in writing), of the suspensive conditions set out in Annexure H hereto.

3.2	The Company and each Relevant Person shall use its reasonable commercial endeavours to procure the fulfilment of the Suspensive Conditions.

3.3	The Suspensive Conditions are expressed to be solely for the benefit of the Subscriber and, accordingly, fulfilment thereof may only be waived (to the extent legally possible) by the Subscriber by written notice to the Company on or before the date set for the fulfilment of the Suspensive Conditions, provided that such waiver shall not affect the rights of the Subscriber in respect of any breach by the Company and/or any Relevant Person of 3.2 or any other provision of this Agreement by which the Parties are bound.

3.4	In waiving any of the Suspensive Conditions pursuant to 3.3, the Subscriber shall be entitled –
3.4.1	to do so unconditionally; or

3.4.2	to impose, by way of written agreement between itself and Harmony, any additional or alternative conditions, which shall be deemed to be additional suspensive conditions for purposes of this 3.
3.5	If any Suspensive Condition is not fulfilled for any reason whatever and fulfilment thereof is not waived in accordance and 3.3 within the time period provided therefor, then -
3.5.1	this whole Agreement (other than 1, this 3 and 15 to 23 (both clauses included), by which the Parties shall remain bound) shall be of no force or effect;

3.5.2	the Parties shall be restored as near as possible to the positions in which they would have been had this Agreement not been entered into; and

3.5.3	no Party shall have any claim against any other in terms of this Agreement except for such claims (if any) as may arise from a breach of this 3 or any other provision of this Agreement by which the Parties remain bound.
3.6	The Subscriber shall notify the Company whether –
3.6.1	the Suspensive Conditions have all been fulfilled timely to the satisfaction of the Subscriber, which notice shall be given as soon as possible after such satisfaction; or

3.6.2	the Subscriber has waived fulfilment of any of the Suspensive Conditions, which notice shall be given as soon as possible after such waiver.
3.7	The Suspensive Conditions shall be deemed not to have been fulfilled or waived in the absence of a notice from the Subscriber in terms of 3.6.
4	SUBSCRIPTION, ALLOTMENT AND ISSUE OF PREFERENCE SHARES
4.1	On the Subscription Date, the Subscriber shall -
4.1.1	subscribe for the Subscription Shares at the Subscription Price; and

4.1.2	pay the Subscription Price by depositing an amount equal to the Subscription Price into the following bank account -

Account name:	RMB – DMM Account
Account number:	50619016740
Branch:	Corporate Account Services - Jhb
Clearing Code:	25-50-05
Reference:	SPJ
It is recorded that such amount shall partially discharge the obligation of Harmony to pay the Outstanding Balance to the Subscriber under the Bridge Loan Agreement and, with effect from the date of such payment, Harmony shall be indebted to the Company in respect of such amount.
4.2	On the Subscription Date, the Company shall -
4.2.1	allot the Subscription Shares to the Subscriber;

4.2.2	against payment by the Subscriber of the Subscription Price in terms of 4.1.2, issue the Subscription Shares to the Subscriber and record the Subscriber as the holder and owner thereof in the Company’s register of members; and

4.2.3	issue and deliver to the Subscriber share certificates in respect of the Subscription Shares in accordance with the provisions of the Act.
4.3	The Preference Shares shall have (and the Company shall procure that the Preference Shares shall have) the rights, privileges and conditions set out in Annexure G hereto.
5	PURPOSE

The Company shall apply the Subscription Price only as contemplated in paragraph 4.1.2.

6	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS
6.1	The Company and each of the Relevant Persons gives the Subscriber the warranties, representations and undertakings (collectively “Warranties” and each a “Warranty”) in 6.2 on the basis that -
6.1.1	notwithstanding that the Subscriber is or should be aware that any Warranty is or may be incorrect, this Agreement is entered into by the Subscriber relying on the Warranties, each of which is deemed to be both a material representation inducing the Subscriber to enter into this Agreement and an essential contractual undertaking by the Company and Harmony to ensure that the Warranty is true and correct;

6.1.2	each Warranty shall be deemed to be material;

6.1.3	insofar as any Warranty is promissory or relates to a future event, such Warranty shall be deemed conclusively to have been given as at the due date for fulfilment of the promise or for the happening of the event, as the case may be and, to the extent that any Warranty is expressed in an inappropriate tense, such Warranty shall be construed and read in the appropriate tense;

6.1.4	each Warranty shall be a separate and independent warranty and shall not be limited by any reference to, or inference from, the terms of any other Warranty or by any other provision in this Agreement; and

6.1.5	save as expressly otherwise provided for in this Agreement, each Warranty shall be given as at the Signature Date, the Subscription Date and on each day for so long as any of the Preference Shares remains in issue.
6.2	The Company and each Relevant Person warrants, represents and undertakes in favour of the Subscriber that, save as otherwise provided for, or contemplated in, the Financing Agreements –
6.2.1	it has the legal capacity and the power to own its Assets and carry on its business or activities as it is presently being conducted;

6.2.2	it has -
6.2.2.1	the legal capacity and power to enter into and perform; and

6.2.2.2	taken all necessary actions (whether corporate, internal or otherwise) to authorise its entry into and, as from the Subscription Date, its performance of, the Financing Agreements to which it is a party;

6.2.3	the obligations expressed to be assumed by it under the Financing Agreements to which it is a party are legal and valid and, as from the Subscription Date, are binding on, and enforceable against it;

6.2.4	the entry into of the Financing Agreements to which it is a party and the performance of its obligations thereunder does not, and will not, -
6.2.4.1	contravene any Applicable Law; and/or

6.2.4.2	contravene any provision of its memorandum or articles of association; and/or

6.2.4.3	contravene, violate, cause a default and/or breach of the terms of, and/or otherwise conflict with any contract, agreement, indenture, mortgage or other instrument of any kind to which it is a party or by which it may be bound or which is binding upon its Assets;

6.2.4.4	cause any borrowing, negative pledge or other limitation on it or any Relevant Person or the powers of the directors or other officers of it or of any Relevant Person to be exceeded or allow a person to accelerate or cancel an obligation with respect to any Indebtedness of it or any Relevant Person;
6.2.5	as at the Signature Date, all material authorisations, consents, approvals, resolutions, licences, exemptions, filings and registrations required for the conduct by it and each of the Relevant Persons of its business have been obtained and are of full force and effect;

6.2.6	the entering into by it and each Relevant Person of the Financing Agreements to which it is a party do not and shall not give rise to any authorisation, consent, approval, resolution, licence, exemption, filing or registration referred to in 6.2.5 being suspended, cancelled, revoked or not being renewed or only being renewed on terms less favourable to it or any Relevant Person;

6.2.7	save for any Indebtedness preferred solely by virtue of the operation of law, its payment obligations under the Financing Agreements (other than only for the Company’s obligations under the Preference Share Terms) rank at least pari passu in right and priority of payment with all unsecured and unsubordinated Indebtedness that it may have;

6.2.8	as at the Signature Date, no “Redemption Event” (as defined in the Preference Share Terms) has occurred or is continuing and no event that is a breach of or default under any of the Financing Agreements has occurred and is continuing;

6.2.9	as at the Signature Date, insofar as it is aware or ought reasonably to have been aware after having made all reasonable and diligent enquiries, nothing has occurred which is, or is reasonably likely to be, a Material Adverse Event;

6.2.10	as at the Signature Date, no litigation, arbitration, administrative or other proceedings which are, or are reasonably likely (either by itself or together with any other proceedings) to be, a Material Adverse Event, are current or pending or (to the best of its knowledge, information or belief) threatened against it, any Relevant Person or any of their respective Assets;

6.2.11	it and each Relevant Person -
6.2.11.1	has no Indebtedness other than Permitted Indebtedness;

6.2.11.2	is not a party to, nor is it or any of its Assets bound or affected by, any consent, agreement or instrument under which it is, or in certain circumstances (including the entry into of the Financing Agreements and/or performance by it and each Relevant Person of its obligations thereunder) may be, required to, create, assume or permit to arise any Indebtedness other than Permitted Indebtedness; or

6.2.11.3	is not liable to any third party as guarantor, surety or any similar capacity other than as contemplated by the Financing Agreements and other than as separately disclosed by Harmony to the Subscriber, in writing, prior to the Signature Date;
6.2.12	none of the Assets of it or of any Relevant Person or shares in the Company or any Relevant Person are encumbered other than by way of a Permitted Encumbrance and none of it or any of the Relevant Persons is a party to, nor is it or any of its Assets bound or affected by, any consent, agreement or instrument under which it or any Relevant Person is, or in certain circumstances (including the entry into of the Financings Agreements and/or performance of its obligations thereunder) may be, required to create, assume or permit to arise any Encumbrance other than a Permitted Encumbrance;

6.2.13	all financial and other information furnished by it and by any Relevant Person to the Subscriber (whether in terms of, or pursuant to any of the Financing Agreements or otherwise) does not contain any factual statements which are incorrect or omit to state any fact, the omission of which makes the statements therein, in the light of the circumstances under which they were made, misleading in any material respect;

6.2.14	its most recent Financial Statements which were provided to the Subscriber were prepared in accordance with IFRS consistently applied and give a true and fair view of its results of operations for the period to which they relate and its state of affairs at the end of such period and, in particular, disclose or reserve against and provide for all liabilities (actual or contingent);

6.2.15	as at the Signature Date, since the provision to the Subscriber of the most recent Financial Statements referred to in 6.2.14, there has been no event which has resulted in, or is reasonably likely to require, the restatement of such Financial Statements;

6.2.16	it and each Relevant Person shall not, in any jurisdiction, claim for itself or its Assets immunity from suit, execution, attachment or other legal process whatsoever or wheresoever;

6.2.17	the execution by it and each of the Relevant Persons of the Financing Agreements constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes;

6.2.18	it is not (nor would it with the giving of notice or the lapse of time or the satisfaction or non-satisfaction of any other condition or any combination thereof be) in breach of, or in default under, the Financing Agreements to which it is a party;

6.2.19	it is solvent and in a position to pay its debts and meet its other obligations as and when they fall due in the normal course of business and has not committed any act which, if it were a natural person, would be an act of insolvency as defined in the Insolvency Act, 24 of 1936;

6.2.20	as at the Signature Date, no “Insolvency Event” (as defined in the Preference Share Terms) has occurred in relation to it;

6.2.21	it is acting as principal and is not entering into the Financing Agreements to which it is a party as agent for any other party;

6.2.22	there have been no applications, steps, proceedings or orders for the deregistration, winding-up, liquidation, judicial management or administration of it, whether provisional or final;

6.2.23	as at the Signature Date, it and each Relevant Person has not breached any Applicable Law binding on it, where such breach is, or is reasonably likely to be, a Material Adverse Event;

6.2.24	it and each of the Relevant Persons has -
6.2.24.1	delivered or caused to be delivered all returns for Taxes which are now due to the appropriate governmental or regulatory authority (including the South African Revenue Services);

6.2.24.2	paid and discharged all Taxes payable by it when due;

6.2.24.3	made appropriate provision in accordance with IFRS for amounts likely to be payable in respect of Tax; and

6.2.24.4	withheld and collected all Taxes required to be withheld and collected by it and remitted such Taxes to the appropriate governmental or regulatory authority (including the South African Revenue Services), and no assessment or appeal is, to its knowledge (having made reasonable and diligent enquiry), being asserted or processed with respect to such returns, Taxes or obligation;

6.2.25	has not and shall not conduct any business or activity other than as reflected in its memorandum of association;

6.2.26	insofar as the Company is concerned and save as otherwise provided for in the Financing Agreements, it has not and shall not amend its memorandum or articles of association in any manner that would or could prejudice the rights or interests of the Subscriber or the holder of any Preference Share, or propose or adopt any resolution or otherwise purport to do so;

6.2.27	it has fully disclosed in writing (it being recorded that Harmony has disclosed to the Subscriber Form 20F for the Financial Year ended 30 June 2006, lodged by or on behalf of Harmony with the Securities Exchange Commission of the United States of America during October 2006 and Harmony’s consolidated Financial Statements as at and for the twelve month period ended 30 June 2006 and for the six month period ended 31 December 2006 or otherwise) to the Subscriber all facts which it knows, or should reasonably know, is, or which could reasonably be expected to be, material to the Subscriber in the context of this Agreement and the Financing Agreements;

6.2.28	the Company has sufficient distributable reserves or profits available for distribution in order for it to pay all dividends and make all redemption payments under the Preference Share Terms on the basis envisaged in the Preference Share Terms;

6.2.29	if, by 1 March 2008, all the shares in the issued share capital of ARMGold or all of the Assets of ARMGold have not been disposed of, it shall procure that ARMGold binds itself, in writing and in form and substance acceptable to the Subscriber, to the provisions of this Agreement;

6.2.30	it shall procure that AHJIC never becomes a “material subsidiary” for purposes of the 4,875% convertible bonds due 21 June 2009 of Harmony;

6.2.31	it shall procure that, for so long as the Company is a public company, the Company shall at all times have at least seven members holding ordinary shares in the issued share capital of the Company; and

6.2.32	it shall procure that the Company is converted from a public company to a private company by no later than the date that falls three months after the Signature Date.
7	POSITIVE AND NEGATIVE UNDERTAKINGS
7.1	The Company and each Relevant Person undertakes to and in favour of the Subscriber to meet and/or, as applicable, comply with the positive and negative undertakings in 7.2 and 7.3 on the basis that each such undertaking shall be deemed to be given on the Signature Date, the Subscription Date and on every day thereafter for so long as any of the Preference Shares remain in issue.

7.2	The Company and each Relevant Person undertakes to and in favour of the Subscriber that it shall –
7.2.1	do all such things as are necessary to maintain its corporate existence;

7.2.2	do all such things as are necessary to rectify any corporate irregularities relating to it and its corporate records;

7.2.3	comply with all Applicable Law binding upon it or its Assets or required for the conduct of its business, where failure to comply with such Applicable Laws would or may be a Material Adverse Event;

7.2.4	obtain and maintain in full force and effect all authorisations, consents, approvals, resolutions, licenses, exemptions and registrations required for the conduct by it of its business in the place and in the manner in which such business is presently carried on and it shall promptly make and renew from time to time all such filings and registrations, as may be required or desirable under any Applicable Law –

7.2.4.1	to enable it to perform its obligations under the Financing Agreements to which it is a party; and

7.2.4.2	for the validity, enforceability or admissibility in evidence of each of the Financing Agreements to which it is a party;
7.2.5	insofar as the Company is concerned, use the Subscription Price paid to it under this Agreement only for the purposes set out in this Agreement;

7.2.6	ensure that its payment obligations in respect of the Financing Agreements to which it is a party (other than only the Company’s obligations under the Preference Share Terms) rank, and shall at all times rank, at least pari passu in right, priority or payment and security with all its present and future unsecured and unsubordinated Indebtedness (save for Indebtedness preferred solely by operation of law);

7.2.7	promptly pay all Taxes imposed upon it or any of its Assets, income or profits or any transactions undertaken, or entered into, by it, except in relation to any bona fide Tax dispute for which proper provision has been made in its Financial Statements;

7.2.8	at all times maintain in full force and effect (or where appropriate, promptly renew in a timely manner) all Encumbrances created pursuant to the Security Documents and from time to time execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further documents and/or instruments as may be reasonably requested by the Subscriber for perfecting or maintaining in full force and effect such Encumbrances;

7.2.9	ensure that all relevant notarisations, registrations and filings (if any) are effected, and take all other actions as may be necessary or advisable, to ensure that a valid and first priority Encumbrance over any Assets Encumbered under any of the Security Documents is granted or maintained;

7.2.10	keep or cause to be kept proper books of account relating to its business in accordance with IFRS consistently applied;

7.2.11	ensure that all Financial Statements delivered by it to the Subscriber –
7.2.11.1	are prepared in accordance with IFRS consistently applied and in compliance with all Applicable Law; and

7.2.11.2	give a true and fair view of its financial condition and the results of its operations for the period for which and on the date at which such Financial Statements are prepared and made up; and
7.2.12	promptly inform the Subscriber, in writing, of the occurrence of any event which is, or may or is likely to be, -
7.2.12.1	a “Redemption Event” (as defined in the Preference Share Terms); and/or

7.2.12.2	a breach of or default under any of the Financing Agreements, and shall, from time to time on request therefor by the Subscriber, supply the Subscriber with a certificate signed by two of its directors certifying that no such event has occurred or is continuing or, if such is not the case, specifying the event which has occurred and the action taken or proposed to be taken to remedy same.
7.3	The Company and each Relevant Person undertakes to and in favour of the Subscriber that it shall not, without the prior written consent of the Subscriber -
7.3.1	amalgamate, merge, consolidate or otherwise enter into any other form of business combination with any other person, or be the subject of any reconstruction, arrangement or similar transaction, provided that nothing in this 7.3 shall prohibit any relevant Person from –
7.3.1.1	issuing its own shares in order to effect an acquisition of another entity;

7.3.1.2	amalgamating, merging, consolidating or otherwise entering into any other form of business combination with any other entity where the creditworthiness of that Relevant Person is substantially the same as (or better than) that prior to such activity (as determined by the Subscriber in its reasonable discretion) and that Relevant Person remains bound by the provisions of this Agreement;
7.3.2	materially change the nature or scope of its principal business;

7.3.3	other than in the ordinary course of its business enter into or permit to subsist or agree to give or enter into any Indebtedness, except for Permitted Indebtedness;

7.3.4	create or agree or attempt to create or permit to subsist in favour of any person other than the Subscriber any Encumbrance over the whole or any part of its present or future Assets or agree to do so, except that this restriction will not apply to Permitted Encumbrances;

7.3.5	collateralise any guarantee, suretyship, intercession or similar undertaking, except for guarantees, suretyships, intercessions or similar undertakings given on its behalf in favour of carriers, warehousemen or trade suppliers incurred in the ordinary course of its business;

7.3.6	save for in terms of any Permitted Indebtedness, give or enter into or permit to subsist or agree to give or enter into any guarantee, suretyship, intercession or similar undertaking other than as contemplated by the Financing Agreements and other than in replacement (on terms and conditions no more onerous to it or the Relevant Person, as the case may be) of any such guarantee, suretyship or intercession as separately disclosed by Harmony to the Subscriber, in writing, prior to the Signature Date;

7.3.7	insofar as Harmony is concerned, redeem, purchase or otherwise acquire any of its shares or otherwise reduce its share capital in any manner other than redemptions, purchases or other acquisitions of its shares or other reductions of its share capital not exceeding ZAR125 000 000 in any Financial Year;

7.3.8	surrender or attempt or purport to surrender any of its Tax relief or accumulated assessed Tax losses and/or benefits;

7.3.9	insofar as the Company is concerned and save as otherwise provided for in the Financing Agreements, effect or propose to effect any amendment to its memorandum or articles of association that would or could prejudice the rights or interests of the Subscriber or the holder of any Preference Share;

7.3.10	whether by way of a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time, dispose of or cease to exercise direct control over all or any part of its present or future Assets or any interest therein or the right to receive or to be paid the same or agree or attempt to do so, provided that the restriction contained in this 7.3.10 shall not apply in relation to -
7.3.10.1	the disposal of inventory on arm’s length terms in the ordinary and regular course of its business;

7.3.10.2	disposals of ordinary shares with a par value of ZAR0,50 each in the share capital of Gold Fields that are not Gold Fields Shares;

7.3.10.3	disposals of Assets made other than in the ordinary course of its business but on arm’s length terms and only if the value of the Assets thereby disposed of (whether by a single transaction or by a series of transactions) does not exceed in aggregate the sum of ZAR250 000 000 in respect of all such disposals by all Relevant Persons in any Financial Year and it is paid entirely in cash or Assets on disposal;

7.3.10.4	disposals or replacements of obsolete or redundant equipment no longer required for the purposes of the business carried on by it; and

7.3.10.5	the creation of any Permitted Encumbrance,

and shall not apply to AHJIC in respect of any Gold Fields Shares disposed of by it (with the prior written approval of the Subscriber in circumstances where such disposal of Gold Fields Shares is done by way of a transaction not concluded on the open market but rather pursuant to a direct understanding or arrangement between AHJIC and the purchaser concerned) specifically for purposes of using the proceeds of such disposal to either effect payments to the Subscriber under the Financing Agreements or to place such proceeds on deposit with FRB (and to pledge and cede in securitatem debiti, or procure the pledge and cession in securitatem debiti, to the holders of the Preference Shares of any amount so deposited by concluding a document in the form of Annexure I hereto) and shall not apply to any disposal of all the shares in the issued share capital of ARMGold or all of the Assets of ARMGold prior to 1 March 2008; or

7.3.11	insofar as Harmony is concerned, make any Distribution to any of its shareholders with the proceeds of any disposal of Assets (whether by a single transaction or by a series of transactions) where the value of such Assets disposed of exceeds ZAR100 000 000 (even if such disposal is allowed under 7.3.10).
8	REPORTING UNDERTAKINGS
8.1	The Company and each Relevant Person undertakes to and in favour of the Subscriber to meet and/or as applicable, comply with the undertakings in 8.2 on mutatis mutandis the same basis as set out in 7.1.

8.2	The Company and each Relevant Person undertakes to and in favour of the Subscriber that –
8.2.1	it shall notify the Subscriber forthwith upon becoming aware of the occurrence of any event which is, or is reasonably likely to be, a Material Adverse Event;

8.2.2	it shall deliver to the Subscriber the following reports and information –

8.2.2.1	promptly as and when same have been approved by its board of directors (but in any event, insofar as Harmony is concerned, within ninety days from the date of the end of each Financial Year but no earlier than the date on which same is dispatched to its shareholders), copies of its annual audited Financial Statements and copies of its consolidated annual audited Financial Statements in respect and as at the end of such Financial Year;

8.2.2.2	promptly as and when same becomes available, but in any event within sixty days from the end of such period, copies of its semi annual and quarterly unaudited accounts and reports and copies of its consolidated semi annual and quarterly unaudited accounts and reports;

8.2.2.3	at the same time as its shareholders are delivered same, copies of all information circulars, reports or other information sent by it to its shareholders;

8.2.2.4	if requested by the Subscriber, details of any litigation, arbitration, mediation or the like either commenced, threatened or pending against it that is, or would or is likely to be, a Material Adverse Event; and

8.2.2.5	such other information relating to its financial condition, prospects, operations and/or Assets as the Subscriber may from time to time reasonably request.
9	UNDERTAKINGS BY AHJIC

AHJIC undertakes to and in favour of the Subscriber that -
9.1	if any Trigger Event occurs at any time prior to 1 March 2008, it shall forthwith (but in any event within two Business Days of the date of a notice from the Subscriber notifying it that a Trigger Event has occurred) either -
9.1.1	place on deposit with FRB an amount that is necessary to ensure that the Share Cover (if remeasured on the date of such deposit on the basis that the amount so placed on deposit is to be added to the aggregate value of the Gold Fields Shares at such point in time) is at least 1.5 times; or

9.1.2	pledge and cede in securitatem debiti, or procure the pledge and cession in securitatem debiti, to the holders of the Preference Shares of so many further ordinary shares with a par value of ZAR0,50 each in the share capital of Gold Fields so as to ensure that the Share Cover (if remeasured on the date of such pledge and cession in securitatem debiti) is at least 1.5 times;
9.2	if any Trigger Event occurs at any time on or after 1 March 2008, it shall forthwith (but in any event within two Business Days of the date of a notice from the Subscriber notifying it that a Trigger Event has occurred), place on deposit with FRB an amount that is equal to 75% of the aggregate Redemption Amount that would be payable if all of the Preference Shares were to be redeemed on the date on which such Trigger Event occurred; and

9.3	together with making a deposit in terms of 9.1.1 or 9.2, pledge and cede in securitatem debiti to the holders of the Preference Shares all of its right, title and interest in and to the bank account into which the relevant amount has been deposited (including any credit balance standing to the credit of such account from time to time) as additional security for its obligations under the Guarantee, which pledge and cession in securitatem debiti shall be in the form of Annexure I hereto.
10	PUT OPTION
10.1	AHJIC hereby grants to the Subscriber and to each holder of Preference Shares, and the Subscriber hereby (on behalf of itself and for the benefit of all future holders of Preference Shares) accepts, the irrevocable right and option to sell the Preference Shares held by it to AHJIC, which shall ipso facto be deemed to have purchased such Preference Shares, on the terms and conditions set out in this 10.

10.2	The Put Option may be exercised by the Subscriber (or by any holder of Preference Shares where the Subscriber may have transferred some or all of the Preference Shares to such holder) -

10.2.1	at any time after the occurrence of a “Redemption Event” as defined in the Preference Share Terms; and

10.2.2	by the Subscriber (or the relevant holder of Preference Shares) delivering a written notice to such effect to AHJIC.
10.3	The Put Option shall -
10.3.1	while exercisable, be irrevocable; and

10.3.2	automatically lapse and fall away on the first date after the Subscription Date on which there are no longer any Preference Shares in issue.
10.4	If the Subscriber or any holder of Preference Shares (“Seller”) exercises the Put Option in accordance with the provisions of this 10, it shall give rise to a sale by that Seller to AHJIC of the Preference Shares held by that Seller and a cession by that Seller to AHJIC of all its rights, title and interest in and to the Preference Shares so sold (“Sale Agreement”) on and with effect from the date on which that Seller has delivered the written notice referred to in 10.2.2 to AHJIC (“Exercise Date”), which Sale Agreement shall be on the following terms and conditions -
10.4.1	indivisible transaction

the sale of the Preference Shares so sold and the cession of all the Seller’s rights, title and interest therein and thereto by the Seller to AHJIC shall be one indivisible transaction;

10.4.2	consideration

the amount payable by AHJIC to the Seller for each of the Preference Shares so sold shall be an amount equal to the Redemption Amount of that Preference Share, together with such additional amount (if any) as may be necessary to place the Seller in the same position it would have been in had the Company redeemed that Preference Share in accordance with the Preference Share Terms, including without double counting

(a) any Tax, duty, levy, surcharge or imposition of any nature whatever and any penalty or interest payable in respect thereof which is or may become payable by the Seller, and (b) any credit for STC or any Tax on dividends that the Seller would have received as a result thereof;

10.4.3	delivery and payment
10.4.3.1	the Seller shall, on the date that is two Business Days after the Exercise Date (“Payment Date”) -
10.4.3.1.1	deliver either (i) the share certificate(s) in respect of Preference Shares sold by it to AHJIC together with a share transfer form in respect of such Preference Shares duly signed by that Seller, dated not more than three Business Days prior to the Exercise Date but blank as to transferee, or (ii) a written indemnity in accordance with the Company’s articles of association in respect of such Preference Shares where the share certificate(s) have been lost or destroyed; and

10.4.3.1.2	cede all of the Seller’s rights, title and interest in and to each Preference Share so sold to AHJIC on and with effect from the Payment Date;
10.4.3.2	AHJIC shall pay the aggregate amount payable to the Seller in terms of 10.4.2 to the Seller in immediately available funds, without any set-off, withholding or reduction of any nature, in the currency of the RSA to such bank account in the RSA as that Seller may require for such purpose on the Payment Date against delivery by that Seller of the documents to be delivered by it in terms of 10.4.3.1;
10.4.4	no warranties

the Seller shall warrant that it has not encumbered any Preference Share so sold, but shall give no other warranties of whatsoever nature in relation to any Preference Share so sold, same being sold entirely voetstoots;

10.4.5	risk

all risk and benefit in and to the Preference Shares so sold shall pass to AHJIC on the Payment Date;

10.4.6	costs

AHJIC shall pay all costs, charges, Tax, duties and levies to transfer the Preference Shares so sold to it;

10.4.7	breach
10.4.7.1	should AHJIC breach the Sale Agreement, the Seller shall be entitled, without prejudice to its other rights or remedies in terms thereof or at law, to cancel that Sale Agreement on notice to AHJIC to such effect, and at its election -
10.4.7.1.1	to proceed to dispose of any or all of the Preference Shares so sold and then to recover from AHJIC, in the form of damages, any shortfall between the amount that AHJIC was obliged to pay under such Sale Agreement and the net amount (after costs) realised from such disposal; or

10.4.7.1.2	to claim damages from AHJIC;
10.4.7.2	should the Seller breach the Sale Agreement, AHJIC shall be entitled, without prejudice to its other rights or remedies in terms hereof or at law, to cancel that Sale Agreement on notice to the Seller.
11	GUARANTEES
11.1	Each of the Relevant Persons hereby, irrevocably and unconditionally, guarantee as a principal and independent obligation in favour of the Subscriber and each holder of Preference Shares -

11.1.1	the due and punctual payment and performance by the Company and every other Relevant Person of all of the obligations (actual, contingent, current and future) of the Company and every other Relevant Person to the Subscriber and each holder of Preference Shares under the Financing Agreements (collectively “Guaranteed Obligations”); and

11.1.2	to pay, without delay or demand of proof of any obligation, failure, breach or default on the part of the Company or any other Relevant Person, to the Subscriber and each holder of Preference Shares, forthwith upon receipt of first written demand therefor or forthwith upon the Subscriber and/or any holder of Preference Shares otherwise becoming entitled thereto (as the case may be), any and all amounts which may be or become payable by the Company and every other Relevant Person to the Subscriber and/or the relevant holder of Preference Shares claiming under this Guarantee (as the case may be) (“Claimant”), together with (if the amount so claimed by the Claimant is an amount that would otherwise have been payable by the Company pursuant to the Preference Share Terms) such additional amount (if any) as may be necessary to place the Claimant in the same position it would have been in had the Company made such payment in accordance with the Preference Share Terms from its distributable reserves or profits available for distribution, including (a) any Tax, duty, levy, surcharge or imposition of any nature whatever and any penalty or interest payable in respect thereof which is or may become payable by the Claimant, and (b) any credit for STC or any Tax on dividends that the Claimant would have received as a result thereof.
11.2	Each Guarantee is without prejudice and in addition to, and not in substitution of, any other security (“Other Security”) which may have been granted by the Company, any other Relevant Person and/or any other third party to the Subscriber and/or each holder of Preference Shares. The validity and/or operation of any Other Security shall not be affected by any Guarantee.
11.3	Each Guarantee shall -
11.3.1	become of full force and effect from the Signature Date;

11.3.2	expire upon the earlier of -
11.3.2.1	the first date after the Subscription Date on which (i) there are no longer any Preference Shares in issue and (ii) all of the Guaranteed Obligations have been fully and finally discharged; and

11.3.2.2	all the Relevant Persons’ obligations in terms of the Guarantees having been fully and finally discharged and there being no contingent obligations in existence; and
11.3.3	be irrevocable as from the date referred to in 11.3.1 until the expiry thereof in terms of 11.3.2.
11.4	Neither the obligations of any Relevant Person set out herein, nor the rights, powers and remedies conferred upon the Subscriber and/or any holder of Preference Shares in respect of a Guarantee shall be discharged, impaired or otherwise affected by -
11.4.1	the Company and/or any Relevant Person being liquidated, wound-up (whether provisionally or finally) or suffering any similar legal disability or any change in the status, function, control and/or ownership of the Company or any Relevant Person;

11.4.2	any failure to fully take any security now or hereafter agreed to be taken;

11.4.3	any amendment to any agreement for the time being subsisting between the Subscriber and/or any holder of Preference Shares (on the one hand) and the Company, any Relevant Person and/or any other third party (on the other hand);

11.4.4	any fluctuation or reduction in, extension for any period whatever, or temporary extinction of the Guaranteed Obligations;

11.4.5	any failure to realise or fully realise the value of, or any release, discharge, exchange or substitution of, any security taken; and/or

11.4.6	any other act, event and/or omission which, but for this provision, might operate to discharge, impair or otherwise affect any of the obligations of the Relevant Person in terms of this Guarantee or any of the rights, powers or remedies conferred upon the Subscriber and/or any holder of Preference Shares by law.
11.5	Accordingly, and without derogating from the aforegoing provisions, the Subscriber and each holder of Preference Shares shall not be obliged, before exercising any rights, powers or remedies conferred upon any of them in terms of any Guarantee or by law -
11.5.1	to make any demand on any person or entity other than the Relevant Person giving the Guarantee;

11.5.2	to take any action or obtain any judgement in any court against any person or entity; or

11.5.3	to make, file or prove any claim in the winding-up or dissolution of any person or entity.
11.6	Each of the Relevant Persons warrants and undertakes in favour of the Subscriber and each holder of Preference Shares that it has a material interest in granting the Guarantees.

11.7	The Company and each Relevant Person shall procure that any person or entity which becomes a Relevant Person after the Signature Date (other than ARMGold, in respect of which the provisions of 6.2.29 and 22.7 shall apply) shall bind itself to this Agreement as a guarantor of the Guaranteed Obligations in terms of this 11.

11.8	Notwithstanding anything to the contrary in this 11, the Guarantee given by Harmony in terms of this 11 shall not apply in respect of any obligation by AHJIC in terms of 9.

12	RIGHT OF FIRST REFUSAL
12.1	The Company shall not, at any time, refinance any of the Preference Shares (whether in whole or in part), unless –
12.1.1	such refinancing is done only by the Subscriber; or

12.1.2	the Company, before doing so, first obtains underwritten credit approved proposals from interested parties setting out, in reasonable detail, the terms and conditions upon which such refinancing is offered to the Company and the Company, before accepting any such offer, first allows the Subscriber twenty Business Days within which to exercise its right of first refusal referred to in 12.2.
12.2	The Subscriber shall have the right of first refusal to provide any refinancing referred to in 12.1 on substantially similar and no less favourable terms as those offered by any third party in terms of the underwritten credit approved proposals as disclosed to the Subscriber in terms of 12.1.2.
13	GENERAL PROVISIONS APPLICABLE TO PAYMENTS
13.1	Unless the Subscriber otherwise agrees in writing, the Company and each Relevant Person shall pay all amounts payable by it to the Subscriber in terms of this Agreement and/or in respect of the Preference Shares in immediately available funds, without any set-off, withholding or deduction of any nature, in the currency of the RSA to such bank account as the Subscriber may from time to time require for such purpose.

13.2	The Company and each Relevant Person shall, without prejudice to any other rights that the Subscriber may have in terms of this Agreement or at law, pay to the Subscriber default interest on any amount falling due for payment in terms of this Agreement which is not paid in full on due date. Default interest as aforesaid shall be calculated and accrue from the date that an amount became due and payable to the actual date of payment thereof (both dates inclusive) at a rate equal to the Prime Rate plus 2%.

14	INDEMNITY
14.1	If, after all of the Preference Shares have been redeemed, an “Adjustment Event” (as defined in the Preference Share Terms) occurs or the effect thereof only becomes apparent or any holder of any Preference Share only becomes aware of the effects of such Adjustment Event after all of the Preference Shares have been redeemed, the Company and each Relevant Person shall and hereby does indemnify and hold each and every holder of a Preference Share harmless against the effect of such Adjustment Event and, accordingly, shall pay to such holder, forthwith on demand therefor, such amount as may be necessary to put such holder in the position it would have been in had such Adjustment Event not occurred or the effects thereof not only become apparent after the redemption of all of the Preference Shares (including such amount as may be necessary to fully compensate each such holder for the loss of any credit for STC or for any Tax on dividends and including such amount as may be necessary to fully compensate such holder for the effluxion of time up to the date on which such further amount is paid in terms of this 14.1).

14.2	The relevant holder referred to in 14.1 shall provide a certificate setting out the amount required to be paid by the Company or any Relevant Person pursuant to 14.1, mutatis mutandis in accordance with the provisions of 15, together with a certificate issued by that holder’s auditors certifying the correctness of the amount so calculated.

14.3	The provisions of this 14 shall –
14.3.1	constitute a stipulatio alteri in favour of each holder of a Preference Share that is not a Party to this Agreement, the benefits of which shall be deemed to have been automatically accepted upon such holder becoming a holder of a Preference Share;

14.3.2	survive the termination of this Agreement for any reason whatsoever.
15	CERTIFICATE

A certificate under the hand of any director or manager of the Subscriber as to the existence and amount of the indebtedness of the Company and/or any Relevant Person to the Subscriber under this Agreement at any time, as to the fact that such amount is due and payable, the amount of interest accrued thereon, the rate of interest applicable thereto and/or as to any other fact, matter or thing relating to the indebtedness of the Company and/or any Relevant Person to the Subscriber shall, in the absence of manifest error, be prima facie proof of its contents and of their correctness for all purposes. It shall not be necessary to prove the appointment of the person signing any such certificate.

16	CESSION
16.1	Neither the Company nor any Relevant Person shall be entitled to cede any of its rights nor delegate any of its obligations hereunder.

16.2	The Subscriber (or any person to whom any of the Preference Shares are transferred) shall be entitled to transfer all or any of the Preference Shares to a bank (whether South African or international) or financial institution with a credit risk rating which is at least similar to that of the Subscriber (“Transferee”). Upon such transfer, the Subscriber (or any person to whom its rights and/or obligations are ceded, delegated or assigned in terms of this clause) shall be entitled to cede, delegate or assign a rateable portion of its rights and/or obligations under this Agreement either absolutely or as collateral security to any Transferee Subscriber (notwithstanding that a cession or assignment to more than one person may result in a splitting of claims against the Company and/or any Relevant Person) and on any such cession or assignment taking place, the Company and each Relevant Person shall, if so required by any cessionary, make all relevant payments (the right to receive which have been ceded to such cessionary) direct to such cessionary, provided that -
16.2.1	the Subscriber notifies the Company and Harmony of the identity of the cessionary in writing;

16.2.2	such cessionary becomes bound by the provisions of this Agreement and the Preference Share Terms; and

16.2.3	such cession and/or assignment shall only be done in compliance with the assignment schedule attached hereto as Annexure J.

16.3	Each Party shall execute and procure that they are executed such documents and agreements as are necessary to effect the transfer of rights or obligations to a cessionary made in accordance with this Agreement.
17	DOMICILIUM AND NOTICES
17.1	The Parties choose domicilium citandi et executandi for all purposes of the giving of any notice, the serving of any process and for any other purpose arising from this Agreement, as follows -
17.1.1	Subscriber - 16th Floor
 1 Merchant Place
 1 Fredman Drive
 Sandton
 2196
telefacsimile - (011) 282-8328
marked for the attention of : Head of Administration
17.1.2	Company - Block 27 Randfontein Office Park
 Cnr Main Reef Road
 and Ward Avenue
 Randfontein
telefacsimile - (011) 684-0188
marked for the attention of : Company Secretary
17.1.3	Harmony and every
other Relevant Person  - Block 27 Randfontein Office Park
 Cnr Main Reef Road
 and Ward Avenue
 Randfontein
telefacsimile - (011) 684-0188
marked for the attention of : Company Secretary
17.2	Any Party shall be entitled from time to time, by written notice to the others, to vary its domicilium to any other physical address within the RSA and/or its telefacsimile number.

17.3	All notices under this Agreement shall be in writing.

17.4	Any notice given by any Party to another which is delivered by hand during the normal business hours of the addressee at the addressee’s domicilium for the time being shall be rebuttably presumed to have been received by the addressee at the time of delivery.

17.5	Any notice given by any Party to another which is transmitted by telefacsimile to the addressee at the addressee’s telefacsimile address for the time being shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee on the date of successful transmission thereof.

17.6	The clause shall not invalidate any notice actually given or payment actually made otherwise than as specified in 17.4 and 17.5.
18	CONFIDENTIALITY
18.1	Subject to 18.2 and save as may be otherwise stipulated elsewhere in any Financing Agreement, no Party shall, at any time after the Signature Date, directly or indirectly disclose, or directly or indirectly use, whether for its own benefit or that of any other person, -
18.1.1	any information relating to any other Party which that other Party furnishes or makes available to it, including without limitation all communications (whether written, oral or in any other form) and all reports, statements, schedules and other data concerning any financial, technical, labour, marketing, administrative, accounting or other matter, (collectively, the “Confidential Information”);

18.1.2	any document or other record (whether in electronic or any other medium whatsoever) containing Confidential Information which is supplied to it by any other Party as well as documents, diagrams and records which are produced by it (whether or not by copying, photocopying or otherwise reproducing documents or records supplied to it), and containing any confidential information (“Confidential Records”).
18.2	Notwithstanding 18.1 -

18.2.1	Confidential Information may be disclosed by a Party to the extent to which disclosure is required by law (excluding contractual obligations), by the rules of any stock exchange by which it is bound or for purposes of court proceedings;

18.2.2	any Party may disclose Confidential Information and Confidential Records to, and permit the use thereof by, that Party’s directors, responsible employees and professional advisors who require such disclosure for the purpose of such Party implementing or enforcing any of the Financing Agreements or obtaining professional advice or for the purpose of complying with any law. If any such director, employee or professional advisor commits an act or omission which would have been a breach of this Agreement had such director, employee or professional advisor been bound by the provisions hereof, then such act or omission (as the case may be) shall be deemed to be a breach of this 18 by the Party which disclosed or permitted disclosure to such person;

18.2.3	Confidential Information may be disclosed or used by a Party to the extent to which it -
18.2.3.1	is made public other than as a result of any breach of any of the Financing Agreements or any other agreement. The expression “made public” shall, for this purpose, have the same meaning as when it is used in the Securities Services Act, 36 of 2004, which is not limited to the circumstances referred to in section 74(2) of that Act;

18.2.3.2	corresponds in substance to information disclosed and/or made available by a third party to that Party at any time without any obligation not to disclose same, unless that Party knows that the third party from whom it received that information is prohibited from transmitting the information to that Party by a contractual, legal or fiduciary obligation to any other Party;

18.2.3.3	in respect of information which was already in the possession of that Party prior to its disclosure by the other Party to that Party or is independently developed by that Party without reference to the Confidential Information.
19	SEVERABILITY

All provisions of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision of this Agreement which is or becomes unenforceable, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

20	INDEPENDENT ADVICE

The Company and each Relevant Person acknowledges that it has been free to secure independent legal, Tax, accounting and/or other advice as to the nature and effect of all of the provisions of the Financing Agreements and that it either has taken such independent legal, Tax, accounting and/or other advice or has dispensed with the necessity of doing so. Further, the Company and each Relevant Person acknowledges that all of the provisions of the Financing Agreements and the restrictions herein contained are fair and reasonable in all the circumstances and are part of the overall intention of the Parties in connection with the Financing Agreements.

21	GOVERNING LAW AND JURISDICTION
21.1	This Agreement shall in all respects (including its existence, validity, interpretation, implementation, termination and enforcement) be governed by the law of the RSA.

21.2	The Parties hereby consent and submit to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of the RSA in respect of any dispute or claim arising out of or in connection with this Agreement.

22	GENERAL
22.1	This Agreement constitutes the sole record of the agreement between the Parties in relation to the subject matter hereof. No Party shall be bound by any express, tacit or implied term, representation, warranty, promise or the like not recorded herein. This Agreement supersedes and replaces all prior commitments, undertakings or representations, whether oral or written, between the Parties in respect of the subject matter hereof.

22.2	No addition to, variation, novation, waiver or agreed cancellation of any provision of this Agreement shall be binding upon the Parties unless reduced to writing and signed by or on behalf of the Parties.

22.3	No indulgence or extension of time which any Party may grant to the other Parties shall constitute a waiver of or, whether by estoppel or otherwise, limit any of the existing or future rights of the grantor in terms hereof, save in the event and to the extent that the grantor has signed a written document expressly waiving or limiting such right.

22.4	Without prejudice to any other provision of this Agreement, any successor-in-title, including any liquidator, judicial manager, curator or trustee, of any Party shall be bound by this Agreement.

22.5	The signature by any Party of a counterpart of this Agreement shall be as effective as if that Party had signed the same document as the other Parties.

22.6	The obligations of the Company and the Relevant Persons under this Agreement shall be joint and several.

22.7	Harmony shall procure that ARMGold, even though ARMGold is not a Party to this Agreement, shall comply with the provisions of this Agreement as a Relevant Person until such time as all the shares in the issued share capital of ARMGold or all the Assets of ARMGold are disposed of.

23	COSTS AND FEES
23.1	Harmony shall bear and pay all costs and charges of and incidental to, the negotiation, drafting, preparation and entry into of the Financing Agreements, including stamp duty (if any) payable in respect hereof.

23.2	Without prejudice to the other rights of the Subscriber in terms hereof or at law, the Company and Harmony undertake, jointly and severally, to pay the amount of all reasonable costs, charges and expenses of whatever nature (reasonably incurred by the Subscriber in securing or endeavouring to secure fulfilment of the Company’s and/or Harmony’s obligations or in exercising its rights in terms of any of the Financing Agreements, including collection commission, tracing charges and legal costs on the scale as between an attorney and his own client, storage charges, broking costs, stamp duties, taxes and other fiscal charges and all reasonable costs and expenses of valuation, maintenance, advertising, realisation (including agent’s and auctioneer’s commissions and other charges and disbursements).
Signed at Johannesburg on 20 March 2007

for	Randfontein Estates Limited

who warrants that he is duly authorised hereto
Signed at Johannesburg on 20 March 2007

for	Harmony Gold Mining Company Limited

who warrants that he is duly authorised hereto

Signed at Johannesburg on 20 March 2007

for	Evander Gold Mines Limited

who warrants that he is duly authorised hereto
Signed at Johannesburg on 20 March 2007

for	ARMGold/Harmony Freegold Joint Venture Company (Proprietary) Limited

who warrants that he is duly authorised hereto
Signed at Johannesburg on 20 March 2007

for	Avgold Limited

who warrants that he is duly authorised hereto
Signed at Johannesburg on 20 March 2007

for	ARMGold Harmony Joint Investment Company (Proprietary) Limited

who warrants that he is duly authorised hereto

Signed at Johannesburg on 20 March 2007

for	FirstRand Bank Limited

who warrants that he is duly authorised hereto

who warrants that he is duly authorised hereto

ANNEXURE A — RESOLUTION OF BOARD OF DIRECTORS OF ARMGOLD HARMONY JOINT INVESTMENT COMPANY (PROPRIETARY) LIMITED

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ANNEXURE B — RESOLUTION OF BOARD OF DIRECTORS OF ARMGOLD/HARMONY FREEGOLD JOINT VENTURE COMPANY (PROPRIETARY) LIMITED

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ANNEXURE C — RESOLUTION OF BOARD OF DIRECTORS OF AVGOLD LIMITED

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ANNEXURE D — RESOLUTION OF BOARD OF DIRECTORS OF RANDFONTEIN ESTATES LIMITED

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ANNEXURE E — RESOLUTION OF BOARD OF DIRECTORS OF EVANDER GOLD MINES LIMITED

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ANNEXURE F — RESOLUTION OF BOARD OF DIRECTORS OF HARMONY GOLD MINING COMPANY LIMITED

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ANNEXURE G — RIGHTS, PRIVILEGES AND CONDITIONS ATTACHING TO PREFERENCE SHARES

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ANNEXURE H — SUSPENSIVE CONDITIONS
All expressions defined in the subscription agreement (“Subscription Agreement”) to which this document is attached as Annexure H shall, in this annexure, bear the same meanings assigned to them in such Subscription Agreement.
In terms of clause 3.1 of the Subscription Agreement, the Subscription Agreement is subject to the fulfilment of the following Suspensive Conditions to the satisfaction of the Subscriber —
1	each of the Financing Agreements is signed in form and substance acceptable to the Subscriber and becomes unconditional and fully binding on the parties thereto as a result of the fulfilment or waiver of any conditions precedent to which they may be subject (other than any such condition precedent requiring the Subscription Agreement to become unconditional and fully binding on the Parties);

2	each person or entity that is party to any of the Financing Agreements delivering to the Subscriber —
2.1	all documents required by the Subscriber pursuant to the “Know Your Client” provisions of the Financial Intelligence Centre Act, 2001;

2.2	where it is not a natural person, an original resolution of its board of directors and, to the extent necessary, its members (or such other documentary proof acceptable to the Subscriber) —
2.2.1	approving the terms and the entering into of the Financing Agreements to which it is a party;

2.2.2	authorising a specified person or persons to execute the agreements and other documents referred to in 2.2.1 for, on behalf and in the name of the relevant entity concerned;

2.2.3	authorising a specified person or persons to sign and/or dispatch, for, on behalf of and in the name of the relevant entity concerned, all documents and notices to be signed and/or dispatched by it under or in connection with any of the agreements or other documents referred to in 2.2.1; and

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2.2.4	insofar as the Company is concerned, creating the Preference Shares, placing same under the control of the board of directors of the Company and allotting and issuing same to the Subscriber pursuant to the Subscription Agreement, all in a form and in substance acceptable to the Subscriber;
3	the Company delivering to the Subscriber —
3.1	an original certificate issued by the Company and signed by two directors of the Company confirming that, after the Company having made due and proper enquiry —
3.1.1	no Material Adverse Event has occurred or is continuing as at the date of such certificate and no event which will, or may or is likely to, lead to such a Material Adverse Event has occurred or is continuing as at the date of such certificate;

3.1.2	no “Redemption Event” as defined in the Preference Share Terms has occurred or is continuing as at the date of such certificate and no event which will, or may or is likely to, lead to such a “Redemption Event” has occurred or is continuing as at the date of such certificate; and

3.1.3	all warranties, representations and undertakings set out in the Financing Agreements are true and accurate in all material respects as at the date of such certificate;
which certificate shall be in a form and in substance acceptable to the Subscriber;
3.2	the originals of the Financing Agreements, duly signed and executed by all parties thereto;

3.3	the originals of all acknowledgements, confirmations and notices to be delivered in terms of the Security Documents, all in a form and in substance acceptable to the Subscriber;

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3.4	a confirmation duly signed by the central securities depository participant of AHJIC in respect of the Gold Fields Shares —
3.4.1	confirming, inter alia, that it is aware of the provisions of the written cession in securitatem debiti and pledge by AHJIC in favour of the Subscriber in terms of which AHJIC cedes in security and pledges to the Subscriber all of its rights, title and interest in and to the Gold Fields Shares; and

3.4.2	acknowledging, in recognition of the security and pledge referred to in 3.4.1 above, that it shall —
3.4.2.1	make the required entries in the securities account in the name of AHJIC of the Subscriber’s rights and interest pursuant to such cession and pledge in accordance with the provisions of the Security Services Act 2004 and the rules of STRATE Limited; and

3.4.2.2	cause an entry to be made in its securities account in the register of STRATE Limited of the fact that the securities have been ceded and pledged in terms of such cession and pledge in accordance with the Securities Services Act, 2004 and the rules of STRATE Limited;
3.5	a certified copy of the special resolution adopted by the members of the Company and registered by the Registrar of Companies creating the Preference Shares and amending the Company’s memorandum and articles of association so as to provide for the Preference Share Terms; and

3.6	proof, in a form and in substance acceptable to the Subscriber, that it has and will, for so long as it is a public company, continue to have at least seven members holding ordinary shares in its issued share capital.

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ANNEXURE I — FORM OF CESSION IN SECURITATEM DEBITI

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ANNEXURE J — FORM OF ASSIGNMENT SCHEDULE
[TO BE PLACED ON ASSIGNING PARTY’S LETTERHEAD]
To: [Assignee]
From: [Assigning Party]
Dear Sirs
CESSION, ASSIGNMENT AND DELEGATION OF RIGHTS AND OBLIGATIONS UNDER THE SUBSCRIPTION AGREEMENT CONCLUDED AMONGST, INTER ALIA, RANDFONTEIN ESTATES LIMITED, FIRSTRAND BANK LIMITED (acting through its RAND MERCHANT BANK division), DATED [          ] (“Agreement”)
1	We refer to the Agreement. Terms used in this deed of cession, assignment and delegation shall have the meaning assigned to them in the Agreement.

2	We confirm that, subject to —
2.1	receipt by us of an amount of ZAR[ ]; and

2.2	your execution and delivery to the Company of an Accession Deed in the form attached hereto as Schedule 1,
we hereby cede, assign and delegate to you [          ] [INSERT DESCRIPTION OF RELEVANT RIGHTS AND OBLIGATIONS], all with effect from [          ], but subject to receipt by the Company of a duly executed Accession Deed.

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Signed at	on		2007

	for	[Assigning Party]

		who warrants that he is duly authorised hereto
We, the undersigned, [Assignee], hereby agree to accept the cession, assignment and delegation conferred upon us in terms hereof.

Signed at	on		2007

	for	[Assignee]

		who warrants that he is duly authorised hereto

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SCHEDULE 1
ACCESSION DEED
To: [The Company]
From: [Assignee]
Dear Sirs
ACCESSION TO THE SUBSCRIPTION AGREEMENT CONCLUDED AMONGST, INTER ALIA, RANDFONTEIN ESTATES LIMITED, FIRSTRAND BANK LIMITED (acting through its RAND MERCHANT BANK division), DATED [          ] (“Agreement”)
1	We refer to the Agreement. This is an Accession Deed and the terms used in this Accession Deed shall have the same meaning as in the Agreement.

2	This Accession Deed is delivered to you pursuant to the provisions of clause 16 of the Agreement.

3	We refer to the written deed of cession, assignment and delegation to which this Accession Deed is attached as Schedule 1 pursuant to which [ ] [INSERT NAME OF ASSIGNOR] has ceded, assigned and delegated [ ] [INSERT DESCRIPTION OF RIGHTS AND OBLIGATIONS ] to us (hereinafter the “Cession, Assignment and Delegation”).

4	We hereby —
4.1	advise you that, pursuant to the Cession, Assignment and Delegation and against payment of a consideration of ZAR[ ] to the Assignor and subject to the terms and conditions of the Agreement, we have become a holder of Preference Shares and have acquired the rights afforded to Subscribers under the Agreement;

4.2	confirm by execution and delivery of this Accession Deed, that we shall, with effect from the date of acceptance of this Accession Deed by the Company, become a party to and accordingly become bound by the terms and conditions

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of the Agreement and the Preference Share Terms (“Relevant Agreements”).
5	Our address and details for purposes of the notice and domicilium provisions of the Agreement is as follows -
[INSERT DOMICILIUM DETAILS].
6	This Accession Deed has been executed on the date stated above and shall be governed by and construed in accordance with the laws of the Republic of South Africa.

Signed at	on		2007

	for	[Assignee]

		who warrants that he is duly authorised hereto

		Name:

		Address:

We acknowledge receipt hereof on this the                     day of                     2007

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